Exhibit 10.1

SIGMA DESIGNS, INC.

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (this “Agreement”), is made and entered into effective as of _______ (the “Effective Date”), by and between _______ (the “Executive”) and Sigma Designs, Inc., a California corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

A. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) believes that the best interests of the Company and its shareholders will be served if the Executive is entitled to a severance benefit in the event Executive is subject to an involuntary termination and without cause.

B. The Committee also believes that in the event of a corporate transaction involving the Company it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive’s employment without distraction and to maximize the value of the Company for the benefit of its shareholders.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

1.                  Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)                Cause. “Cause” shall mean (i) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on the business or affairs of the Company or its affiliates or shareholders; (ii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board; or (iii) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or shareholders. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company, and no event under clause (ii) which is capable of being cured shall constitute Cause unless the Executive shall have failed to cure such event within thirty (30) days of receipt of written notice from the Company describing the nature of such event.

(b)               Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i)                 the closing of a sale by the Company of all or substantially all of the Company’s assets;

(ii)               a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent directly or indirectly (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)             any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the total voting power represented by the Company’s then outstanding voting securities.

Notwithstanding the foregoing, the term “Change of Control” shall not be deemed to have occurred if the Company files for bankruptcy protection, or if a petition for involuntary relief is filed against the Company.

(c)                Involuntary Termination. “Involuntary Termination” shall mean:

(i)                 without Executive’s express written consent, a material reduction in Executive’s authority, duties or responsibilities relative to Executive’s authority, duties or responsibilities prior to such reduction; provided, however, that for this purpose, Executive’s authority, duties or responsibilities will not be deemed to be materially reduced if following a Change of Control where the Company becomes part of another business, the Executive’s functional authority, duties, and responsibilities on a subsidiary or divisional level are similar to those before the Change in Control;

(ii)               without Executive’s express written consent, a material reduction by the Company of Executive’s base compensation;

(iii)             without Executive’s express written consent, the relocation of Executive’s principal place of employment to a facility or a location more than thirty (30) miles from Executive’s current location;

(iv)             any termination of Executive by the Company which is not effected for Cause; or

(v)               the failure of the Company to obtain the assumption of this Agreement or any other agreement between the Company and Executive by any successors contemplated in Section 7 below.

A termination shall not be considered an “Involuntary Termination” unless Executive provides notice to the Company of the existence of the condition described in subsections (i), (ii) or (iii), or (v) above within ninety (90) days of the initial existence of such condition, and the Company fails to remedy the condition within thirty (30) days following the receipt of such notice. A termination due to death or disability shall not be considered an Involuntary Termination.

(d)               Termination Date. “Termination Date” shall mean Executive’s “separation from service” within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                  At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law.

3.                  Severance Benefits.

(a)                Involuntary Termination. If Executive’s employment with the Company terminates as a result of an Involuntary Termination and Executive signs and does not revoke a standard release of claims with the Company in a form reasonably acceptable to the Company (the “Release”) which becomes effective and irrevocable no later than the 60th day after the Termination Date, then Executive shall be entitled to the following severance benefits:

(i)                 An amount equal to ______ months of Executive’s annual base salary as in effect as of the Termination Date (prior to any reduction that constitutes grounds for Involuntary Termination), less applicable withholding, payable in a lump sum on the 60th day following the Termination Date or with respect to any portion of the Severance Benefit which constitutes nonqualified deferred compensation under Section 409A of the Code the date provided in Section 6 (the appropriate payment date being the “Applicable Payment Date”) below. For purposes of this subsection (i), annual base salary shall be deemed to include (A) any commission payments received by Executive during the twelve (12) month period ending on the Termination Date) and (B) __% of the amount of Executive’s full target bonus for the fiscal year in which Involuntary Termination occurs; and

(ii)               If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (as amended, “COBRA”), Company will reimburse Executive, or pay directly on Executive’s behalf an amount equal to the estimated group health continuation coverage premiums that would be charged for Executive and Executive’s eligible dependents under COBRA, determined as of the Termination Date, for coverage over a period equal to _______ months from the Termination Date, less applicable withholding, payable in a lump sum on the Applicable Payment Date; and

(iii) __________ percent (__%) acceleration of the vesting and exercisability or payment of all of Executive’s outstanding equity awards with respect to the common stock of the Company to the extent outstanding (provided that payment shall be made in compliance with Section 409A of the Code).

(b)               Involuntary Termination in Connection with a Change in Control. If the Executive’s employment with the company terminates as a result of an Involuntary Termination on or within eighteen (18) months following a Change in Control then in addition to the Severance Benefits under Section 4(a), and conditioned on Executive providing the Release under Section 4(a), Executive shall receive (i) an additional ___________months of base salary and COBRA premiums, payable as provided in Section 4(a), and (ii) one hundred percent (100%) acceleration of the vesting and exercisability or payment of all of Executive’s outstanding equity awards with respect to the common stock of the Company or its successor, or the parent of either, to the extent outstanding, or of any deferred compensation into which Executive’s equity awards were converted upon the Change of Control (provided that payment shall be made in compliance with Section 409A of the Code). For purposes of this subsection (b), annual base salary shall be deemed to include (A) any commission payments received by Executive during the twelve (12) month period ending on the Termination Date) and (B) __% of the amount of Executive’s full target bonus for the fiscal year in which Involuntary Termination occurs.

(c)                Accrued Wages and Vacation; Expenses. In addition to the severance benefits provided under Section 4(a) and/or 4(b) above: (i) the Company shall pay Executive any unpaid wages due for periods prior to the Termination Date; (ii) the Company shall pay Executive all of Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

4.                  Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:

(a)                delivered in full or

(b)               delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. In the event that a reduction is required, the reduction shall be applied beginning with benefits which have the lowest present value to the Executive.

5.                  Section 409A; Delayed Commencement of Benefits. The parties intend that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B on the Termination Date, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of Executive’s “separation from service” within the meaning of Code Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the Termination Date, and (ii) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum with interest during the Delay Period at the prime rate, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

6.                  Successors.

(a)                Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which become bound by the terms of this Agreement by operation of law.

(b)               Executive’s Successors. Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.                  Notices.

(a)                General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)               Notice of Termination. Any termination by the Company for Cause or by Executive as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 8. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder, subject to the requirements of Section 1(c).

8.                  Arbitration.

Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara County, California, except that any alleged breach of Executive’s confidential information obligations shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

9.                  Miscellaneous Provisions.

(a)                No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b)               Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                Integration. This Agreement represents the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, whether written or oral, with respect thereto, including, without limitation.

(d)               Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e)                Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)                Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g)               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer or member of the Board of Directors, as of the day and year first above written.

COMPANY:	SIGMA DESIGNS, INC. By: Title: Date: _________________________________

EXECUTIVE:	______________________________________ Signature ______________________________________ Printed Name Date: _________________________________